AMERICA ONLINE, INC. ACQUIRES MIRABILIS LTD AND
               ITS ICQ INSTANT COMMUNICATIONS AND CHAT TECHNOLOGY

      Fast-Growing Web Community with 12 Million Registered Users Worldwide
       Will Significantly Advance America Online's Multiple-Brand Strategy

                     AOL to Accelerate ICQ's Development as
              Major Web Portal with New Features and Functionality

Dulles, VA, June 8, 1998 - Significantly advancing its multiple-brand strategy, America Online, Inc. [NYSE: AOL] today announced that it has acquired Mirabilis Ltd, an Israel-based company which has used its ICQ instant communications and chat technology to rapidly build a Web-based community of more than 12 million registered users worldwide.

Under the terms of the acquisition completed June 5, 1998, America Online paid $287 million in cash to purchase 100% of Mirabilis's assets. Starting in its fiscal year 2001, AOL also will make contingent payments of up to $120 million over three years based on growth performance levels. A substantial portion of the $287 million purchase price is expected to be accounted for as in-process R&D in the Company's fourth quarter ending June 30, 1998. The Company said it does not expect the purchase of Mirabilis to have any negative effect on expected operating earnings.

Mirabilis will continue to be based in Tel Aviv and operated by its founding team as a free Web-based service with its own brand identity. It will report to Ted Leonsis, President of AOL Studios. AOL will continue to develop the ICQ in-process technology to improve the service and establish its revenue-providing capabilities.

"The acquisition of ICQ technology dramatically increases our presence on the Web," America Online Chairman and Chief Executive Officer Steve Case said. "Strategically, this is one of our most important initiatives for three reasons. First, the ICQ software dashboard stays on a user's screen all the time -- making it a natural starting point for content, context and community, and providing us with an unparalleled launch pad for a broader Web portal strategy. Second, ICQ has attracted one of the fastest growing and most loyal communities in cyberspace. And third, ICQ has a strong international reach, further accelerating our global expansion."

America  Online  President  and  Chief  Operating   Officer  Bob  Pittman  said:
"Acquiring ICQ fits perfectly into our multiple-brand strategy. Like CompuServe, ICQ substantially broadens our reach in important markets not served by AOL-branded products. In addition to its international reach, ICQ has tremendous appeal among young, technically sophisticated Web users and there is remarkably little overlap with AOL."

Mr. Pittman added: "The ICQ technology is unique among Web portals in that it, like AOL, supports a strong sense of community and persistent communications. We will help ICQ continue its phenomenal growth and achieve its full potential by leveraging our efficient infrastructure and creative resources. Working with ICQ's founding team, we will ensure the service retains its edge with the special attitude, imagery and Internet community focus that have attracted so many users."

Arik Vardi, Chief Executive Officer of Mirabilis, said: "We're delighted that ICQ is joining the world leader in interactive services and brands. With America Online's resources and expertise behind ICQ, we will be better able to enhance our service to the Internet community."

Sefi Vigiser, President of Mirabilis, said: "Combining forces with AOL will help accelerate the introduction of our next-generation client - the biggest technological leap that we've made to date - as well as speed future enhancements of the service. With our founding team continuing to guide the development of the service, ICQ will retain its pioneering spirit and dedication to our loyal users."

Launched in November 1996, ICQ's instant communication and chat technology informs users when family, friends and business colleagues are online and enables them to exchange messages in real-time to help its users build their own communities. ICQ also gives its users the ability to play games and exchange files and URLs. More than 12 million people have registered to use the technology, compared to 11 million just one month ago.

The ICQ acquisition further builds AOL's international momentum, especially in Europe where the AOL and Bertelsmann AG joint venture is the leading provider of pan-European Internet online services. Approximately 60% of ICQ's users are based outside the US and nearly 40% are European.

In addition to this acquisition, AOL continues to pursue its Web strategy with AOL- and CompuServe-branded Internet products as well as AOL's Digital City, the #1 local content and community guide on the Internet. Among the Company's wide range of Web products is AOL.COM, the world's number one Web site from home with 30% of its traffic coming from outside AOL, and AOL Instant Messenger(TM), AOL's instant messaging service that allows Internet users to communicate instantly via real-time, private, text messages. AOL Instant Messenger is part of the AOL Buddy List network with over 30 million registered users worldwide.

ICQ is available - free of charge - to all Internet users through its Web site, www.icq.com.

America Online, Inc., based in Dulles, Virginia, is the world's leader in branded interactive services and content. America Online operates two worldwide Internet online services: AOL Interactive Services, with more than 12 million members; and CompuServe, with approximately 2 million members. America Online also operates AOL Studios, the world's leading creator of original interactive content. Other branded Internet services operated by America Online include AOL.COM, the world's most accessed Web site from home; AOL NetFind, AOL's comprehensive guide to the Internet; and AOL Instant Messenger.